EXHIBIT 10.27
                                  RESOLUTION OF

                     MACON-BIBB COUNTY INDUSTRIAL AUTHORITY


     WHEREAS, POWER INTERACTIVE MEDIA INC., for the benefit of itself or its assigns (the "Company"), has requested the assistance of the Macon-Bibb County Industrial Authority (the "Authority") in financing the acquisition of property known as Parcel F located in the Airport East Industrial Park, 8178 Hawkinsville Road, Macon, Bibb County, Georgia, and the construction of a manufacturing facility thereon and the installation of machinery and equipment for use in the manufacturing of digital photograph kiosks (the "Project"); and has represented to the Authority that its assistance in financing the Project is a vital factor in the decision to proceed with the Project; and

     WHEREAS, after careful investigation, the Authority has and does find that the Project will enlarge the tax base, will increase employment, and will be in the public good and is within the purposes for which the Authority was created; and

     WHEREAS, the planning, design, acquisition, construction, installation, equipping and carrying out of the proposed Project will require expenditures currently estimated at $7,700,000, not to exceed $10,000,000.

     NOW, THEREFORE, BE IT RESOLVED BY THE MACON-BIBB COUNTY INDUSTRIAL AUTHORITY AS FOLLOWS:

     1. In order to indicate the Authority's willingness to issue its revenue bond or bonds to finance, in whole or in part, the planning, design, acquisition, construction, installation, equipping and carrying out of the proposed Project or a portion thereof, the execution and delivery of an inducement agreement are hereby authorized to be in substantially the form attached hereto as Exhibit "A," subject to such minor changes, insertions and omissions as may be approved by the Chairman or Vice Chairman of the Authority, and the execution of said inducement agreement by the Chairman or Vice Chairman and Secretary or Assistant Secretary of the Authority shall be conclusive evidence of such approval.

     2. In order to facilitate the commencement of the planning, design, acquisition, construction, installation, equipping and carrying out of the proposed Project or a portion thereof, the Chairman or Vice Chairman or Secretary or Assistant Secretary of the Authority are hereby authorized to execute or accept the assignment of contracts for the said planning, design, acquisition, construction, installation, equipping and carrying out of the Project, subject to the receipt of appropriate guarantees of payment by the Company.

     3. In adopting this Resolution, the Authority expresses its "official intent" to authorize the issuance of the bonds in the maximum face amount of $10,000,000 referred to in the preceding paragraph within the meaning of regulations of the Internal Revenue Service and provisions of the Internal Revenue Code.

     4. It is hereby directed that a notice to the public in substantially the form as Exhibit "B" attached hereto (the "Notice") be published in the official newspaper in which Sheriff's advertisements appear for Bibb County, Georgia, in each week of two successive weeks prior to the public hearing (the "Hearing") more fully described in Paragraph 5 hereunder. Said two advertisements of the Notice shall be published in such a manner that the first publication shall be no less than two weeks prior to said Hearing.

     5. The Administrator of the Authority (or other representative of the Authority designated by the Chairman of the Authority) shall conduct the hearing described in Exhibit "B" attached hereto at the time and place designated by said Notice. The representative of the Authority conducting said hearing shall be fully informed of the details of the Project described in said Public Notice and shall answer any inquiries concerning the Project and receive comments concerning the Project made by any person or persons appearing at the hearing. Said representative shall further have at the hearing the official file of the Authority in connection with this Project and shall provide access to said official file to any person desiring to review the same. Minutes of the hearing shall be taken.

     6. Immediately following the conclusion of the hearing, the official conducting said hearing shall cause minutes of the hearing to be transcribed. Said minutes shall be a reasonable and accurate resume' of the hearing and said minutes shall forthwith be forwarded to the Chairman of the Bibb County Commission and to the Mayor of the City of Macon for their approval.

     Also to be forwarded to said officials at said time shall be a certified copy of this Resolution and the order of approval forms attached hereto as Exhibit "C."

     7. Upon acceptance of the inducement agreement (Exhibit "A" herein) and upon execution of the approval orders in substantially the same form as attached hereto as Exhibit "C," and the transmittal of same to the Authority, the
Administrator, the attorneys for the Authority and other agents of the Authority, may proceed with the validation process of the revenue bond or bonds described hereinabove in Bibb County Superior Court (but after the adoption of a Bond Resolution by the Authority authorizing the commencement of the validation proceeding), it being further provided, however, that the official representatives of the Authority and its attorneys may commence validation proceedings at any time hereafter and prior to the approval of the Project by said officials, but approval of said body must be obtained prior to the presentation of the matter to Bibb Superior Court for final order of validation.

     8. The Chairman or Vice Chairman and Secretary or Assistant Secretary or Administrator of the Authority are further authorized to take any and all further action to execute and deliver any and all other documents as may be necessary to implement the Project, including, but not limited to, deeds to secure debt, security agreements, UCC financing statements, a lease to the Company and such other documents as are required to consummate the Project, it being intended that the aforementioned officers be clothed with broad and plenary powers and discretion in the premises.


     9. Attached to this Resolution as Exhibits D-1 and D-2 are certain ad valorem tax schedules pertaining to the real property upon which the Project will be located and the personal property

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



which will be used as part of the Project. It is intended that the Authority acquire title to the real property and personal property assets to be used in the Project, thus making the real property and personal property tax exempt. However, the real property will be leased back to the Company, and the Company will make payments in lieu of taxes based on the Company's leasehold value in the real property and personal property as generally set forth in the attached schedules.

     ADOPTED on the 18th day of April, 2001.


                                MACON-BIBB COUNTY
                              INDUSTRIAL AUTHORITY



                              By: /s/ Caulder Pinkerson
                              ---------------------------
                                       Chairman


[SEAL]

Attest:
/s/ Kathleen B. Bowden
-----------------------------
Secretary

                                             April 18, 2001


Power Interactive Media Inc.
181 Whitehall Drive
Markham, Ontario, Canada L3R9T1

Gentlemen:

     The Macon-Bibb County Industrial Authority (the "Authority") is informed that POWER INTERACTIVE MEDIA INC., for the benefit of itself or its assigns, (the "Company") is considering the acquisition of property known as Parcel F located in the Airport East Industrial Park, 8178 Hawkinsville Road, Macon, Bibb County, Georgia, and the construction of a manufacturing facility thereon and the installation of machinery and equipment for use in the manufacturing of digital photograph kiosks. In this letter, we will refer to these plans as the "Project."

     It is our understanding that the availability of revenue bond financing by the Authority for the purpose of facilitating the planning, design, acquisition, construction, equipping and carrying out of the proposed Project is an important factor under consideration by the Company in determining the feasibility of the Project.

     The Company has indicated that the Project will be planned, designed, constructed during the years 2001 through 2002, and completed on or about December, 2002.

     The Company has represented to the Authority that it expects its eventual manufacturing employment level to be approximately 300-500 persons within 18 months, and that the implementation of the Project will result in a substantial expansion of the tax base in Bibb County, and there will be a number of jobs involved in the construction of the new facilities and the installation of equipment. It is understood that the costs of acquisition, construction and installation of the Project are estimated to be approximately $7,700,000, not to exceed $10,000,000.

     The Authority has determined that the Project will create new jobs, increase the tax base and, in general terms, improve the economic environment of Bibb County, and has adopted a resolution on April 18, 2001, a copy of same being attached hereto.

     As indicated by said resolution, the Authority proposes to issue its revenue bonds in one or more series (the "Bonds") for Project costs. During the term in which the revenue bonds are outstanding, the Authority will hold fee simple title to all of the elements of the Project which are acquired with bond proceeds and lease the same to the Company. The revenue bonds to be issued shall not exceed Ten Million Dollars ($10,000,000).

     The Company and the Authority agree that the Leases (hereinafter defined), the Bonds, (or such other document in connection therewith as the Company shall require) shall contain such


                                   Exhibit "A"
provisions as the Company requests in order to assure that the Company will be entitled to depreciation deductions and investment credit (if available) for income tax purposes with respect to any or all of the assets included in the Project.

     The Authority was created for the purpose of enlarging the tax base and creating and preserving employment in Bibb County, and Authority believes these goals will be accomplished by going forward with the Project.

     Accordingly, in order to assist the Company with the financing of the proposed Project and to induce the Company to locate the same and to arrange for its continued operation in Bibb County, Georgia, and, in order thereby to develop and promote for the public good and general welfare trade, commerce, industry and employment opportunities, and increase employment in Bibb County to the greatest extent possible, the Authority hereby makes the following proposals:

     1. The Authority will issue its revenue bond or bonds in one or more series (each series to be issued in one or more installments) (the "Bonds") in an aggregate principal amount not to exceed Ten Million Dollars ($10,000,000) for the purpose of paying the costs of the planning, design, acquisition, construction, equipping and carrying out of the Project, including the reimbursement to the Company of its costs incurred in connection with such acquisition, construction and equipping. The Authority will acquire title to the Project, subject only to such encumbrances as will not, in the judgment of the Company, interfere with the use of the Project for the purposes presently contemplated. Any advances made by the Company to the Authority for the planning, design, acquisition, construction, equipping and carrying out of the Project will be deposited by the Authority in a separate bank account or accounts opened by the Authority for such purpose and disbursed therefrom accordingly, and will be repaid to the Company from the proceeds of the sale of the Bonds when the same are issued and delivered.

     2. The terms of the Bonds (maturity schedule, interest rate or rates, denominations, redemption provisions, etc.) will be determined by one or more bond purchase contracts in terms satisfactory to the Authority to be entered into between the Authority and the purchaser or purchasers of the Bonds, subject to the approval of the Company. Bond financing will be arranged in a manner that makes funds available at the time needed by the Company at its discretion.

     3. Simultaneously with the delivery of any series of the Bonds or any installment of Bonds of any series, the proposed Project, or portions thereof, will be leased to the Company pursuant to two separate leases: (a) a lease of the machinery, equipment and other personalty; and (b) a lease of the real property, and the terms and provisions of each lease shall be substantially in the form generally utilized in connection with such financial undertakings as agreed upon by the Authority and the Company. Each lease agreement ( the "Lease") shall contain, in substance, the following provisions:

          (a) The term of the Lease will coincide with the term of the respective Bond issue which it supports.

          (b) The amounts payable under the Lease will be paid directly to the bondholders or to a corporate trustee to be designated by the Authority subject to the approval of the Company for the benefit of the bondholders at such time and in such amounts as shall be timely and sufficient to pay the principal of, the redemption premium (if any), and the interest on the bonds as the same become due and payable. The Company's obligation to make all payments required under the Lease shall be absolute and unconditional after the delivery of the first installment of a series of Bonds.

          (c) The proceeds of the sale of a series or an installment of a series of the Bonds will be deposited from time to time into a depository or construction fund to be held by the aforesaid corporate trustee and disbursed pursuant to requisitions in accordance with the requirements of the Lease. During the construction period, monies in the construction or depository fund may be invested (at the direction of the Company) in obligations which represent legal investments for bond proceeds of the Authority.

          (d) The Company will keep the Project insured against loss or damage or perils generally insured against with respect to facilities similar to the Project, and will carry adequate public liability insurance covering personal injury, death or property damage with respect to the Project.

          (e) The Company shall maintain and repair the Project at all times during the Lease period, and will be permitted to replace or substitute obsolete or worn out machinery, equipment and related property.

          (f) Accept as may otherwise be agreed by the and the City of Macon, the Lease will provide that in the performance of the Agreements contained therein on the part of the Authority, any obligations it may incur for the payment of money shall not be a general debt on its part or of the City of Macon or Bibb County, but shall be payable solely from the payments received under the Lease or from Bond proceeds, and, under certain circumstances, insurance proceeds and condemnation awards.

          (g) The Lease will contain agreements providing for the indemnification of the Authority, said corporate trustee and the individual members, directors and officers thereof for all expenses incurred by them and for any claim of loss suffered or damage to property or any injury or death of any person occurring in connection with the planning, design, acquisition, construction and carrying out of the proposed Project.

          (h) Absent specific direction by the Company, the Lease and the Bonds shall contain agreements providing that the rentals required under the Lease may be subject to prepayment in whole or in part by the Company at its sole option from time to time without penalty, and that the Bonds shall thereupon be redeemed in such amounts at the option of the Company.

     4. The Authority will enter into appropriate agreements with the bondholders, or a corporate trustee or depository representing the interests of bondholders, which will pledge the Lease and the rents, payments and revenues due thereunder or under any other financing document.

     5. The Authority has consulted with the Board of Commissioners of Bibb County, the Mayor of the City of Macon, and the Board of Tax Assessors of Macon and Bibb County with reference to ad valorem tax treatment of Project facilities during the period of time when the Project elements are owned by the Authority and leased to the Company. Based upon these consultations, the Authority will provide in the lease and bond documents herein described ad valorem taxation schedules on the leasehold interest of the Company in the leased property as set forth in the attached schedules (Exhibits D-1 and D-2). These schedules reflect ad valorem taxes over a lease term of eight (8) years for personal property (equipment) and ad valorem taxes over a lease term of fifteen (15) years for real property. These schedules are based on current estimates of Project Costs and on current ad valorem tax rates, and adjustments shall be made in the schedules to reflect actual Project Costs and millage rates.

     6. The Authority hereby makes, constitutes and appoints the Company as its true, lawful and exclusive agent for the purpose of the planning, design, acquisition, construction and carrying out of the Project, and the Company accepts such role as agent to act and do all things on behalf of the Authority and to perform all acts and agreements of the Authority in connection with the planning, acquisition, construction and carrying out of the Project. The Company's appointment to act as agent and all authority hereby conferred is granted and conferred irrevocably until superseded by a similar appointment in the Leases.

     7. The Authority, at the request of the Company, will permit the planning, design, acquisition, construction, equipping and carrying out of the Project to begin and continue prior to the issuance and delivery of the Bonds. The Company may enter into contracts for construction and for purchase of machinery, equipment and related real and personal property deemed necessary or desirable by the Company and thereafter assign same to the Authority or, if Company requests, the Authority will let all such contracts in its name.

     8. The acceptance of this inducement agreement by Company shall be deemed to mean that Company agrees to guarantee payment of all obligations incurred by the Authority at the request of the Company in connection with such contracts or otherwise. The Company may advance any interim acquisition or construction funds required in connection with the planning, design, acquisition, construction, equipping and carrying out of the Project and be reimbursed from the proceeds of the sale of Bonds when and if the same are issued and delivered.

     9. You are hereby advised that numerous procedural and substantive actions must be undertaken and completed in order to conclude this transaction in accordance with applicable State law, rules and regulations. While the Authority represents that it will use its best efforts to validate and issue the Bonds in one or more series so as to provide the funds for the Project, the Authority nevertheless assumes no legal responsibility or liability in the event the Bonds are not, in fact, issued for any reason whatsoever, including, but not limited to, the failure of the Authority or its agents or employees to act prudently in connection with this matter. Further, if the Company elects to enter into contracts in accordance with the provisions of Paragraph 6 hereinabove, it is understood and agreed that such expenditures shall be the sole obligation of the Company and in the event costs are incurred by the Company, reimbursement for said costs or expenses can only be made from the proceeds of the Bonds after issuance.

     10. The Authority will assist in the prompt preparation of the Leases, the trust indenture, the bond purchase agreements, the Bonds, and any and all other documents required for this transaction, and will proceed with the validation of the Bonds in the Superior Court of Bibb County, Georgia.


     11. The Company will apply for, and use its best efforts to obtain, all permits, licenses authorizations and approvals required by all governmental authorities in connection with the acquisition, construction, operation and use of the Project. The Authority will assist the Company in this regard at the Company's request.

     12. The Company agrees to indemnify, defend and hold the Authority and the individual members, directors and officers thereof harmless against any claim of loss or damage to property or any injury or death of any person or persons occurring in connection with the planning, design, acquisition, construction, equipping and carrying out of the Project. This indemnity shall be superseded by a similar indemnity in the Leases, and, if the Bonds are not issued and delivered, this indemnity shall survive the termination of the inducement agreement resulting from Company's acceptance of this proposal.

     13. Upon delivery of the Bonds, the provisions of this proposal and the agreement resulting from its acceptance by the Company shall have no further effect.

     14. If, for any reason, the Bonds are not issued and delivered as contemplated herein, the provisions of this proposal and the agreement resulting from its acceptance by the Company shall, at the option of the Company to be evidenced in writing, be canceled and neither party shall have any rights against the other and no third parties shall have any rights against either party except:

          (a) the Authority will convey to the Company its title, if any, in and to the Project, easements and rights-of-way and all improvements thereon to the extent of its ownership therein, if any;

          (b) the Company will pay the Authority for all expenses which have been authorized by the Company in writing and incurred by the Authority in connection with the planning, design, acquisition, construction, equipping and carrying out of the Project;

          (c) the Company will assume and be responsible for all contracts for construction or purchase machinery, equipment and related personal property entered into by the Authority at the written request or direction of the Company in connection with the Project; and

          (d) the Authority shall submit requests to the Company for payment of out- of-pocket expenses of directors, officers, agents and employees of the Authority, counsel for the Authority and Bond counsel incurred in connection with the Project and the issuance of the Bonds, and reasonable fees for the Authority and Bond counsel for legal services related to the Project and the issuance of the Bonds. The Company shall have the right to review and approve or disapprove the payment of such fees and expenses.

     15. The Company agrees to pay the Authority an administrative fee in such amount as may be agreed upon, prior to the issuance of the Bonds, as expressed in a separate agreement between the Authority and the Company. The Company shall also pay fees of counsel to the Authority in such amount as may be agreed upon, prior to the issuance of the Bonds, as expressed in a separate agreement between the Company and counsel to the Authority.

     If the terms of this proposal are satisfactory, we will immediately prepare and submit the necessary contracts and documents to proceed. We would, of course, be glad to discuss the provisions hereof.

                                    Yours very truly,

                          MACON-BIBB COUNTY INDUSTRIAL
                                    AUTHORITY


                          By: /s/ Caulder Pinkerson
                              ------------------------
                                  Chairman
(SEAL)




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



                             Acceptance of Proposal

                                       of

                     MACON-BIBB COUNTY INDUSTRIAL AUTHORITY

                                       by

                          POWER INTERACTIVE MEDIA INC.

     The terms and conditions contained in the foregoing proposal by the Macon-Bibb County Industrial Authority are hereby accepted by Power Interactive Media Inc.

         This 30th  day of  April         , 2001.
              ----          -------------


                                      POWER INTERACTIVE MEDIA INC.


                                      By: /s/  R. Terry Cooke
                                        -------------------------
                                                     (Title)

                                                       President & CEO

                                   EXHIBIT "B"

GEORGIA, BIBB COUNTY.


                              NOTICE TO THE PUBLIC


     You are hereby notified that on the 7th day of May, 2001, at 9:00 A.M. at 305 Coliseum Drive, Macon, Bibb County, Georgia, a public hearing will be held in connection with proposed action of the Macon-Bibb County Industrial Authority (hereinafter called the "Authority") to proceed with the financing of a certain project more particularly described hereinbelow through the issuance of a revenue bond or bonds by the Authority.

     The Administrator of said Authority, or some other representative of the Authority officially designated by the Chairman of said Authority, shall preside at said public hearing and shall provide any interested individual with such information as may be requested concerning the Project at said time, including access and review of the official files of the Authority in connection with the Project described hereinbelow. Members of the public are invited to be present for said public hearing or to direct communications concerning the proposed Project to Macon-Bibb County Industrial Authority , c/o Kathy Bowden, P. O. Box 207, Macon, Georgia 31202.

     The Authority has taken official action to authorize the confirmation and validation of its revenue bond or bonds in the aggregate principal amount of $7,700,000, but in any event not to exceed $10,000,000, to be issued for the benefit of Power Interactive Media Inc., and its successors or assigns, (the "Borrower") for the purpose of paying the costs, in whole or in part, of the acquisition of property known as Parcel F located in the Airport East Industrial Park, 8178 Hawkinsville Road, Macon, Bibb County, Georgia, being more particularly described as that parcel located approximately 0.2 miles from the entrance to Airport East Industrial Park along the access road leading to the back of the Park, said parcel consisting of approximately 10.1 acres, and the construction of a manufacturing facility thereon and the installation of machinery and equipment for use in the manufacturing of digital photograph kiosks (the "Project").

     In taking official action for the authorization of the issuance of said revenue bond or revenue bonds for the implementation of the Project, the Authority has determined that the Project will develop and promote for the public good and general welfare trade, commerce, industry, and employment opportunities, increase employment in Bibb County , and that the implementation of the Project is within the purposes for which the Authority was created.

     The revenue bond or revenue bonds, if and when issued, shall be the limited obligation of the Authority in that the Authority shall pledge as security for the payment of debt service for the bond or bonds the real property and improvements thereon that constitute the Project and all revenues derived therefrom.

     The issuance of the bonds shall not create any debt of the State of Georgia, the City of Macon, Bibb County, or the Authority except for the limited obligation of the Authority as described above.

     This the 19 day of April, 2001.

                              /s/ Kathleen B. Bowden
                             ----------------------------------------
                             Administrator, Macon-Bibb County
                              Industrial Authority

                                 EXHIBIT "C-1"

STATE OF GEORGIA

BIBB COUNTY

     The undersigned, as the chief elected official of the County of Bibb, State of Georgia, DOES HEREBY APPROVE the Project described in the attached Resolution of the Macon-Bibb County Industrial Authority, as follows:

          (i) The Project consists of the acquisition of property known as Parcel F located in the Airport East Industrial Park, 8178 Hawkinsville Road, Macon, Bibb County, Georgia, and the construction of a manufacturing facility thereon and the installation of machinery and equipment for use in the manufacturing of digital photograph kiosks (the "Project");

          (ii) The maximum aggregate face amount of obligations to be issued with respect to the Project is $10,000,000; and

          (iii) The initial owner, operator or manager of the facility is Power Interactive Media Inc., its successors or assigns.

     This approval is provided in accordance with the requirements of Section 147(f)(2) of the Internal Revenue Code of 1986, as amended.

     This ____ day of May, 2001.




                                      --------------------------------------
                                      Chairman, Bibb County Commission

                                 EXHIBIT "C-2"

STATE OF GEORGIA

BIBB COUNTY

     The undersigned, as the chief elected official of the City of Macon, State of Georgia, DOES HEREBY APPROVE the Project described in the attached Resolution of the Macon-Bibb County Industrial Authority, as follows:

          (i) The Project consists of the acquisition of property known as Parcel F located in the Airport East Industrial Park, 8178 Hawkinsville Road, Macon, Bibb County, Georgia, and the construction of a manufacturing facility thereon and the installation of machinery and equipment for use in the manufacturing of digital photograph kiosks (the "Project");

          (ii) The maximum aggregate face amount of obligations to be issued with respect to the Project is $10,000,000; and

          (iii) The initial owner, operator or manager of the facility is Power Interactive Media Inc., its successors or assigns.

     This approval is provided in accordance with the requirements of Section 147(f)(2) of the Internal Revenue Code of 1986, as amended.

     This ____ day of May, 2001.




                             --------------------------------------
                              Mayor, City of Macon